CERTIFICATE OF INCORPORATION

FIRST. The name of the corporation is BlueChipCar, Inc.

SECOND. The address of its registered office in the State of Delaware is Trolley Square, Suite 20 C, in the City of Wilmington, 19806, County of New Castle. The Registered Agent in charge thereof is Inc. Plan (USA) , located at the same address, as above.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000); each of such shares shall have no par value.

FIFTH. The name and mailing address of the incorporator is as follows:

Caroline Quigley
Inc. Plan (USA)
Trolley Square, Suite 20 C
Wilmington, Delaware 19806

SIXTH. The corporation is to have perpetual existence.

SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director except for liability (i)breach of director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction for which the director derived an improper personal benefit.

EIGHTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file, and record this Certificate, and I have accordingly hereunto set my hand this 24th day of May A.D. 2019.

/s/ Caroline Quigley

Incorporator/ Caroline Quigley

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:03 PM 05/24/2019
FILED 03:03 PM 05/24/2019
SR 20194539301 - File Number 7443482